ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

NEWS RELEASE

Abraxas Petroleum Receives NASDAQ Notice Regarding Non-Compliance With Continued Listing Standards

SAN ANTONIO (August 28, 2019) – Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ: AXAS) today announced that yesterday it received notice from The NASDAQ Stock Market LLC ("NASDAQ") that the company does not presently meet the NASDAQ continued listing standard which requires a minimum average closing price of $1.00 per share over a period of 30 consecutive trading days.

In accordance with applicable NASDAQ procedures, the Company plans to timely notify NASDAQ that it intends to pursue actions to meet the minimum average share price requirement. NASDAQ provides for a period of 180 days following receipt of the notice to meet the standard and regain compliance for continued listing on the exchange. The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NASDAQ subject to the Company’s compliance with the other continued listing requirements.

Abraxas is a San Antonio based crude oil and natural gas exploration and production company with operations across the Permian Basin, Rocky Mountain, and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steven P. Harris

Vice President - Chief Financial Officer

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com